News Release

NUCOR REPORTS RECORD RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008

CHARLOTTE, NORTH CAROLINA, October 16, 2008 - Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings for the third quarter of 2008 of $734.6 million ($2.31 per diluted share), an increase of 93% from the $381.2 million ($1.29 per diluted share) earned in the third quarter of 2007 and an increase of 26% compared with $580.8 million ($1.94 per diluted share) earned in the second quarter of 2008.

Consolidated net earnings for the first nine months of 2008 were a record $1.73 billion ($5.70 per diluted share), an increase of 56% from net earnings of $1.11 billion ($3.68 per diluted share) in last year’s first nine months.

In the third quarter of 2008, Nucor’s consolidated net sales increased 75% to a record $7.45 billion, compared with $4.26 billion in the third quarter of 2007 and increased 5% compared with $7.09 billion in the second quarter of 2008. Average sales price per ton increased 51% from the third quarter of 2007 and increased 21% from the second quarter of 2008. Total tons shipped to outside customers were 6,701,000 tons in the third quarter of 2008, an increase of 16% over the third quarter of 2007 and a decrease of 13% compared to the second quarter of 2008.

In the first nine months of 2008, Nucor’s consolidated net sales increased 60% to a record $19.51 billion, compared with $12.20 billion in last year’s first nine months. Average sales price per ton increased 30% while total tons shipped to outside customers increased 23% compared to the first nine months of 2007.

The increases in sales and net earnings are attributable in part to the significant acquisitions made by Nucor in the last 21 months, including Harris Steel Group, Inc. (“Harris”) in March 2007 and The David J. Joseph Company (“DJJ”) in February 2008. Nucor has also used these two companies as platforms for additional acquisitions to grow the rebar fabrication and scrap businesses.

Nucor’s performance is not tied to any one steel market due to our product line diversity. With the acquisition of Harris and other downstream products companies, Nucor’s steel products annual capacity has more than doubled since the beginning of 2007 to more than 4.5 million tons. In addition, these companies provide our steel mills with a profitable base load of volume.

The average scrap and scrap substitute cost per ton used increased 92% from $277 in the third quarter of 2007 to $533 in the third quarter of 2008, and increased 17% from $456 in the second quarter of 2008. The average scrap and scrap substitute cost per ton used in the first nine months of 2008 increased 60% to $439 compared to $275 in the first nine months of 2007.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $140.0 million ($0.25 per diluted share, after tax) in the third quarter of 2008, compared with a charge of $11.0 million ($0.02 per diluted share, after tax) in the third quarter of 2007 and a charge of $214.0 million ($0.42 per diluted share, after tax) in the second quarter of 2008. In the first nine months of 2008, the LIFO charge was a record $423.0 million ($0.82 per diluted share, after tax), compared with a charge of $102.0 million ($0.20 per diluted share, after tax) in the first nine months of 2007.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008 (Continued)

Total energy costs in the third quarter of 2008 increased $7 per ton from the third quarter of 2007 and increased $3 per ton from the second quarter of 2008. During the first nine months of 2008, total energy costs increased $5 per ton compared with the first nine months of 2007.

In the steel mills segment, steel production increased 5% to 17,384,000 tons in the first nine months of 2008, compared with 16,503,000 tons produced in the first nine months of 2007.

Total steel shipments increased 5% to 17,506,000 tons in the first nine months of 2008, compared with 16,663,000 tons in last year’s first nine months. Steel shipments to outside customers increased 1% to 15,285,000 tons in the first nine months of 2008, compared with 15,157,000 tons in last year’s first nine months.

In the steel products segment, steel joist production during the first nine months of 2008 decreased to 391,000 tons, compared with 409,000 tons in the first nine months of 2007. Steel deck sales increased to 388,000 tons in the first nine months of 2008, compared with 355,000 tons in last year's first nine months. Cold finished steel sales increased to 394,000 tons compared to 322,000 tons in the first nine months of 2007. Sales of fabricated concrete reinforcing steel were 669,000 tons compared to 385,000 in the first nine months of 2007.

In September, Nucor’s board of directors declared a supplemental dividend of $0.20 per share in addition to the $0.32 per share base dividend. The total dividend of $0.52 per share is payable on November 11, 2008 to stockholders of record on September 30, 2008. The payment of a supplemental dividend in any future period will depend upon many factors, including Nucor’s earnings, cash flow and financial position.

In August, Nucor’s wholly owned subsidiary, Harris Steel, Inc., acquired all of the issued and outstanding common shares of Ambassador Steel Corporation (“Ambassador”) for a cash purchase price of approximately $185 million. At closing, Harris Steel also repaid Ambassador’s bank debt of approximately $136 million. Based in Auburn, Indiana, Ambassador is a fabricator and distributor of concrete reinforcing steel and related products.

Also in August, Nucor’s wholly owned subsidiary, The David J. Joseph Company, completed the acquisition of substantially all the assets of the American Compressed Steel operations of Secondary Resources, Inc. American Compressed Steel has facilities in Kansas City, St. Joseph and Sedalia, Missouri, and processes nearly 180,000 tons annually. DJJ is now operating these facilities under the Advantage Metals Recycling, LLC name.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008 (Continued)

In July, Nucor completed the acquisition of 50% of the stock of Duferdofin - Nucor S.r.l., for the purchase price of approximately $667.0 million. Duferdofin - Nucor S.r.l. operates a steel melting and bloom/billet caster in San Zeno as well as rolling mills in Pallanzeno and Giammoro. Total production in 2007 was approximately one million tons. A new merchant bar mill, which is expected to produce approximately 450,000 tons, is under construction at the Giammoro plant and is expected to be fully operational in late 2008.

In July, Nucor announced its plans to install a plate heat treating facility at its plate mill in Hertford County, North Carolina. The heat treat line will have an estimated annual capacity of 120,000 tons and will have the ability to produce heat treated plate from 3/16" through 2" thick. Total cost of the project is expected to be approximately $110 million.

Discussions between Sidenor S. A. of Greece (ATH:SID) and Nucor concerning the possible formation of a joint venture between the companies continue in a cooperative and friendly nature.  However, the current turmoil in the world financial markets has delayed the completion of this effort.  Both Sidenor and Nucor expect to conclude our discussions when the future outlook becomes clearer.

Entering the fourth quarter, the global economy has been negatively impacted by the crisis in the financial markets. What started out as a seasonal slowdown - due to temporary global market disruptions such as the six-month China Olympics effect and the Middle Eastern religious holidays - has now been overwhelmed by a worldwide financial crisis that is unique in both size and scope in our lifetime.  The business environment has obviously become significantly more challenging for everyone including Nucor. There is little forward visibility on either the economy or our industry, even for the fourth quarter. These conditions are such that financial projections are not practical. Therefore, we will not be providing numerical or qualitative guidance at this time. We will give an update of our business at the normal time midway between our quarterly earnings releases.

What we can say is that 2008 will be another record year for Nucor and today our competitive position is stronger than ever, both here and globally. If recent initiatives by the world’s governments to stabilize financial markets are successful, then businesses should see significantly improved access to credit and resulting improved business conditions beginning early in 2009. We are still strong believers in the long-term strength of the global infrastructure build and the associated bull market for steel. It is this global growth in steel demand that will help drive Nucor’s growth and profitability.

Headquartered in Charlotte, N.C., Nucor makes more steel in America than any other company. Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2007 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s third quarter results on October 16, 2008 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007

NET SALES	$7,447,520	$4,259,221	$19,512,388	$12,196,216

COSTS, EXPENSES AND OTHER:
Cost of products sold	5,990,407	3,449,260	15,941,654	9,844,763
Marketing, administrative and
other expenses	215,755	145,470	605,641	430,605
Interest expense (income), net	23,030	3,576	68,109	(607)
Minority interests	76,213	76,494	255,920	214,653
	6,305,405	3,674,800	16,871,324	10,489,414

EARNINGS BEFORE
INCOME TAXES	1,142,115	584,421	2,641,064	1,706,802
Provision for income taxes	407,525	203,199	915,966	599,701
NET EARNINGS	$734,590	$381,222	$1,725,098	$1,107,101

NET EARNINGS PER SHARE:
Basic	$2.32	$1.30	$5.73	$3.71
Diluted	$2.31	$1.29	$5.70	$3.68

AVERAGE SHARES OUTSTANDING:
Basic	316,713	293,096	301,156	298,468
Diluted	318,168	295,019	302,829	300,600

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Sept. 27, 2008	Dec. 31, 2007
Assets
CURRENT ASSETS:
Cash and cash equivalents	$1,654,336	$1,393,943
Short-term investments	24,856	182,450
Accounts receivable, net	2,553,128	1,611,844
Inventories	3,145,706	1,601,600
Other current assets	254,954	283,412

Total current assets	7,632,980	5,073,249

PROPERTY, PLANT AND EQUIPMENT, NET	4,075,020	3,232,998

GOODWILL	1,787,998	847,887

OTHER INTANGIBLE ASSETS, NET	999,636	469,936

OTHER ASSETS	840,913	202,052

TOTAL ASSETS	$15,336,547	$9,826,122

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Short-term debt	$14,979	$22,868
Long-term debt due within one year	180,400	-
Accounts payable	1,711,893	691,668
Federal income taxes payable	83,837	-
Salaries, wages and related accruals	617,837	436,352
Accrued expenses and other current liabilities	513,028	431,148

Total current liabilities	3,121,974	1,582,036

LONG-TERM DEBT DUE AFTER ONE YEAR	3,086,200	2,250,300

DEFERRED CREDITS AND OTHER LIABILITIES	659,726	593,423

MINORITY INTERESTS	292,174	287,446

STOCKHOLDERS' EQUITY:
Common stock	149,621	149,302
Additional paid-in capital	1,619,245	256,406
Retained earnings	7,865,365	6,621,646
Accumulated other comprehensive income,
net of income taxes	63,279	163,362
	9,697,510	7,190,716
Treasury stock	(1,521,037)	(2,077,799)

Total stockholders' equity	8,176,473	5,112,917

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,336,547	$9,826,122

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended
	Sept. 27, 2008	Sept. 29, 2007

Operating activities:
Net earnings	$1,725,098	$1,107,101
Adjustments:
Depreciation	354,291	298,280
Amortization	51,056	15,437
Stock-based compensation	38,428	33,875
Deferred income taxes	(111,536)	(91,191)
Minority interests	255,914	214,651
Settlement of derivative hedges	19,837	(13,207)
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(437,792)	(239,401)
Inventories	(1,083,823)	(128,436)
Accounts payable	199,364	167,549
Federal income taxes	163,514	71,598
Salaries, wages and related accruals	165,016	(54,430)
Other	(17,117)	8,857

Cash provided by operating activities	1,322,250	1,390,683

Investing activities:
Capital expenditures	(806,152)	(330,586)
Sale of interest in affiliates	-	29,500
Investment in affiliates	(704,945)	(27,913)
Disposition of plant and equipment	8,676	804
Acquisitions (net of cash acquired)	(1,827,165)	(1,410,677)
Purchases of investments	(234,461)	(276,945)
Proceeds from the sale of investments	392,055	1,687,578
Proceeds from currency derivative contracts	1,441,863	517,241
Settlement of currency derivative contracts	(1,424,291)	(511,394)

Cash used in investing activities	(3,154,420)	(322,392)

Financing activities:
Net change in short-term debt	(143,480)	(66,461)
Proceeds from the issuance of long-term debt	989,715	-
Bond issuance costs	(6,938)	-
Issuance of common stock	1,995,921	10,430
Excess tax benefits from stock-based compensation	10,600	9,500
Distributions to minority interests	(252,569)	(231,520)
Cash dividends	(493,002)	(549,606)
Acquisition of treasury stock	(7,684)	(754,029)

Cash provided by (used in) financing activities	2,092,563	(1,581,686)

Increase (decrease) in cash and cash equivalents	260,393	(513,395)

Cash and cash equivalents - beginning of year	1,393,943	785,651

Cash and cash equivalents - end of nine months	$1,654,336	$272,256

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com